Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER 2021 SALES & EARNINGS

Eau Claire, Wisconsin (July 30, 2021) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Second quarter 2021 net sales essentially matched the prior year’s second quarter. Increases from the Defense segment largely offset a $2.8 million or 10.9% decrease at the Housewares/Small Appliance segment. That decline reflected the supply chain issues mentioned in the 2020 annual report, which has made it challenging to secure product on a timely basis. The improved Defense segment shipments resulted from additional shipments from its backlog. Net earnings decreased $3.4 million or 26.6%. Operating profits at the Defense segment were down slightly (1%) largely due to a less favorable mix. The combination of increased commodity costs with the extraordinary second quarter ocean-cargo freight rate hikes resulted in an operating loss at the Housewares/Small Appliance segment. As expected, the two start-up businesses, Rusoh and OneEvent, also operated at a loss. Portfolio earnings declined due to the Federal Reserve Board’s response to the COVID-19 shutdowns in which it reduced its reserve rate to 2008 levels, i.e., to a target of 0 to 0.25%.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

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	THREE MONTHS ENDED
	July 4, 2021	June 28, 2020
Net Sales	$87,118,000	$87,132,000
Net Earnings	$9,292,000	$12,657,000
Net Earnings Per Share	$1.32	$1.80
Weighted Shares Outstanding	7,060,000	7,038,000

Exhibit 99.1

	SIX MONTHS ENDED
	July 4, 2021	June 28, 2020
Net Sales	$168,145,000	$152,768,000
Net Earnings	$18,285,000	$20,879,000
Net Earnings Per Share	$2.59	$2.97
Weighted Shares Outstanding	7,057,000	7,034,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.